Exhibit 10.1

Trimble Navigation Limited Annual Management Incentive Plan Description

1.	Definitions:

a.	“Company” means Trimble Navigation Limited, a California corporation.

b.	“Board of Directors” means the Board of Directors of the Company.

c.	“Operating Income” means (i) with respect to a division or sector, operating income for that division or sector and (ii) with respect to the Company, operating income for the Company adjusted for amortization of intangibles, restructuring and infrequent charges.

d.	“Plan” means this Trimble Navigation Limited Annual Management Incentive Plan.

2.	Participants: The CEO, all of the Vice Presidents of the Company and a number of senior-level managers and individual contributors as nominated by their respective Vice Presidents and approved by the CEO of the Company.

3.	Payments earned under the Plan depend upon the Company’s quarterly and annual Operating Income, with certain goals and minimum thresholds for revenue and Operating Income as a percentage of revenue, as such goals and thresholds are established by the CEO and Board of Directors, for each participant.

4.	Target payouts, ranging from 10% to 125% of base annual salary for each participant are determined by the CEO of the Company in conjunction with the executive officers and the vice presidents of the Company, and approved by the Board of Directors. The Board of Directors has established a 125% target for the CEO.

5.	The payout under the Plan ranges from zero to 300% of each participant’s target, upon achievement of each fiscal year’s planned goals based on Operating Income of a combination of division, sector, and/or Company performance. Payments are made on a quarterly basis, at 15% of target each quarter and the remainder after the close of the respective fiscal year based on achievement of the quarterly or annual goals. All payments are made net of employment, income and other applicable tax withholding. Participants may be required to remain continuously employed through a payment date to be entitled to a payout for the applicable period.

6.

No payout under the Plan shall be intended to be deferred compensation under section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly. In this regard, all payouts under the Plan (to the extent otherwise payable pursuant to the terms of the Plan) shall be made no later than 2 1/2 months following the end of the year in which the payout is no longer subject to a substantial risk of forfeiture.

7.	The Plan shall continue in effect, from year to year, until terminated or amended by the Board of Directors.